Exhibit 99.1

Pier 1 Imports, Inc. Announces First Quarter Sales

  First Quarter Comparable Store Sales Increased 7.2%
  Earnings Per Share Expected To Be Approximately $0.16

FORT WORTH, Texas--(BUSINESS WIRE)--May 31, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today reported sales results for the first quarter ended May 26, 2012.

First Quarter Highlights

  Comparable store sales increased 7.2% on top of last year’s 10.2% gain; three-year cumulative comparable store sales increased 31.7%
  Gross profit expected to be approximately 41.6% of sales versus 40.1% of sales last year
  Earnings per share expected to be approximately $0.16 versus $0.12 per share last year

Comparable store sales for the first quarter ended May 26, 2012 increased 7.2% compared to an increase of 10.2% for the first quarter ended May 28, 2011. Total sales for the quarter improved 7.9% to $361 million compared to $335 million in the year-ago quarter. Merchandise margins for the first quarter are expected to be approximately 60.2% of sales, up from last year’s first quarter merchandise margins of 59.8% of sales. Gross profit is expected to be approximately 41.6% of sales for the first quarter versus 40.1% of sales for the first quarter of last year. First quarter earnings per share are expected to be approximately $0.16 versus last year’s first quarter earnings of $0.12 per share.

Alex W. Smith, President and Chief Executive Officer, commented, “We are pleased to report another quarter of profitable sales growth. Great in-store execution and strong Easter, spring, Mother’s Day and Memorial Day assortments have resonated with our customers allowing us to keep an optimal balance between full and promotional pricing. The new website and ‘Pier 1 To-You’ project is entering its final stages. We are on track and will be ready for our launch in late July. We look forward to discussing our first quarter results and providing a general business update during our upcoming conference call.”

First Quarter Conference Call Information

The Company will announce fiscal 2013 first quarter financial results prior to market open on June 14, 2012 and will host a conference call later that morning at 10:00 a.m. Central Time to discuss the results. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 82818955.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400